Exhibit 99.n.(3)

April 29, 2022

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a nonparticipating flexible premium variable life insurance policy (“Policy”) under the Securities Act of 1933, as amended. The prospectus included in Post- Effective Amendment No. 44 to the Registration Statement on Form N-6 (File No. 33-12789) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that:

(1)                                 The information contained in the examples set forth in Appendix A of the Statement of Additional Information, based on the assumptions stated in the examples, is consistent with the provisions of the Policy.

(2)                                 The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 44 to the Registration Statement and to the reference to my name under the heading “Experts” in the Statement of Additional Information.

Sincerely,

/s/ Carolyn Eddy Langenwalter
Life Systems Business Enablement Actuarial Vice President
Farm Bureau Life Insurance Company